Exhibit 99.1

Press Release

Final—for release at 1:30 p.m. PDT

Media Relations Contact:

Brenda Ropoulos

Communications Director

Credence Systems Corporation

Phone: 408-635-4309

FAX: 408-635-4986

E-mail: brenda_ropoulos@credence.com

Credence Reports Results for Second Quarter Fiscal Year 2008

Milpitas, California, June 2, 2008—Credence Systems Corporation (NASDAQ: CMOS), a provider of test solutions for the worldwide consumer semiconductor industry, today reported financial results for the second quarter of fiscal 2008, ended May 3, 2008.

Revenue for the second quarter was $68.1 million and new orders were $72.1 million, resulting in a book to bill ratio of 1.06.

Revenue in the second quarter was up seven percent compared to the previous quarter revenue of $63.4 million, and down 44 percent from the same quarter last year.

Gross margin in the second quarter was 41 percent, which included planned restructuring charges of $1.3 million related to cost of goods sold. Excluding one-time charges, operating expenses were $38.7 million for the quarter, down $4.5 million, or 10%, from the prior quarter. Including one-time charges, operating expenses for the quarter were $44 million, and included the following charges: restructuring expenses of $1.9 million and $3.4 million associated with the sale of the Diagnostics and Characterization product line.

The net loss for the second quarter was $18.7 million or $0.18 per share, versus a net loss of $56.1 million or $0.55 net loss per share in the previous quarter. The net loss for the second quarter of fiscal 2007 was $3.5 million, or $0.03 net loss per share.

Cash and short term investments were $228 million in the second quarter as compared to $241 million in the first quarter of fiscal 2008.

“I am very excited about the reception Diamond has received from our customers. All of our test platforms have now reached critical mass and we are seeing an increase in demand for our products in the consumer markets,” said Lavi Lev, President and Chief Executive Officer of Credence. “We are also making good progress on our restructuring plans and the operational efficiencies that should lead to our profitability goals.”

Third quarter fiscal 2008 outlook

Net sales in the third quarter of fiscal 2008 are expected to be approximately $64 million to $68 million, with a gross margin range of 45-47 percent resulting in a loss of $8-10 million or $0.08 to $0.10 per share.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Monday, June 2, 2008, at 5:00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations-Financial Information-Webcasts” section. A replay of the call will be available via phone and on the web site through July 2, 2007. The replay number in the U.S. and Canada is (888) 286-8010 and outside the U.S. and Canada is (617) 801-6888. The passcode is 68453766. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation is a global provider of automated test equipment (ATE) solutions to the high growth, consumer semiconductor industry. Credence is committed to deliver the highest standards of value – an optimal combination of technology, turn-around time, reliability, ease of use, service and support—to every customer, which enables important cost and performance advantages for integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. An ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

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Credence is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the reception Diamond has received from our customers, the increase in demand for our products in consumer markets, the progress made on restructuring plans and operational efficiencies, our profitability goals and expected sales, gross margin and loss per share for the third fiscal quarter of 2008. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, difficulties in restructuring the company and changing our customer focus, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

Editors: financial tables to follow

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	2008 Q2 Actual	2007 Q2 Actual	2008 Q1 Actual	2008 YTD Actual	2007 YTD Actual
	Three Months Ended		Prior Quarter Ended	Six Months Ended
	May 3, 2008	May 5, 2007	February 2, 2008	May 3, 2008	May 5, 2007
Net Sales	68,113	121,541	63,408	131,521	240,659
Costs of Goods Sold—on net sales (1)(4)	40,156	66,325	37,366	77,522	133,941

Gross Margin $	27,957	55,216	26,042	53,999	106,718

Gross Margin %	41.0%	45.4%	41.1%	41.1%	44.3%

Operating Expenses
Research & Development (2)	15,741	20,362	17,235	32,976	41,540
Sales, General, & Administration (3)	19,712	29,114	21,522	41,234	54,953
Amortization of Purchased Intangibles	3,272	4,454	4,451	7,723	8,909
Restructuring Charges	1,892	526	10,669	12,561	—
Impairment Charges and Loss on Disposal of Product Line	3,394	—	22,955	26,349	—
Loss on Disposal of Facilities	—	—	3,600	3,600	1,018

Total Operating Expenses	44,011	54,456	80,432	124,443	106,420

Operating Income/(Loss)	(16,054)	760	(54,390)	(70,444)	298

Other Expense/(Income)	1,942	2,344	1,018	2,960	(162)

Income Before Taxes	(17,996)	(1,584)	(55,408)	(73,404)	460

Income Taxes	683	1,870	719	1,402	3,925

Net Income/(Loss)	(18,679)	(3,454)	(56,127)	(74,806)	(3,465)

Net Income %	-27.4%	-2.8%	-88.5%	-56.9%	-1.4%

Net Income/(Loss) per Share
Basic	(0.18)	(0.03)	(0.55)	(0.73)	(0.03)
Diluted	(0.18)	(0.03)	(0.55)	(0.73)	(0.03)

Number of Shares used in Computing per share amounts
Basic	102,016	101,028	101,691	101,853	100,816
Diluted	102,016	101,028	101,691	101,853	100,816

(1)	Includes share-based compensation under FAS 123R (adopted on November 1, 2005) of $0.1 million and $0.3 million for the three and six month periods ended May 3, 2008, respectively. For the three months ended February 2, 2008 share-based compensation expense was $0.2 million. For the three and six months periods ended May 5, 2007, share-based compensation expense was $0.1 million and $0.2 million, respectively.

(2)	Includes share-based compensation under FAS 123R of $0.2 million and $0.4 million for the three and six month periods ended May 3, 2008, respectively. For the three month period ended February 2, 2008, share-based compensation expense was $0.3 million. For the three and six month periods ended May 5, 2007, share-based compensation expense was $0.3 million and $0.7 million, respectively.

(3)	Includes share-based compensation under FAS 123R of $0.5 million and $1.2 million for the three and six month periods ended May 3, 2008. For the three month period ended February 2, 2008, share-based compensation expense was $0.7 million. For the three and six month periods ended May 5, 2007, share-based compensation expense was $0.9 million and $2.1 million, respectively.

(4)	Includes restructuring charges of $1.3 million and $4.1 million for the three and six months ended May 3, 2008, respectively.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

		Prior Quarter
	May 3, 2008	February 2, 2008	November 3, 2007 (1)
	(unaudited)	(unaudited)
ASSETS:

Current Assets:
Cash and Cash Equivalents	$220,682	$215,502	$179,264
Short Term Investments	7,778	25,275	62,869
Accounts Receivable, net	58,114	58,319	64,174
Inventories	50,257	51,339	62,506
Other Current Assets	29,685	22,107	26,602

Total Current Assets	366,516	372,542	395,415
Property and Equipment, net	45,091	46,730	75,299
Other Assets	96,858	98,118	118,598

Total Assets	$508,465	$517,390	$589,312

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Convertibles Subordinated Notes	$70,700	$70,700	$70,700
Accounts Payable	16,179	14,078	20,365
Accrued Liabilities	78,613	75,951	94,841
Deferred Profits	2,677	1,536	2,703

Total Current Liabilities	168,169	162,265	188,609
Convertible Subordinated Notes	120,628	120,178	119,728
Other Liabilities	41,881	41,706	35,247
Long-term Deferred Income Taxes	9,473	9,473	9,473
Stockholders' Equity	168,314	183,768	236,255

Total Liabilities and Stockholders' Equity	$508,465	$517,390	$589,312